Exhibit 21.1

Surge Holdings, Inc.

List of Subsidiaries

As of September 11, 2019

Entity Name
Ksix Media, Inc.
Ksix, LLC
Surge Blockchain, LLC
DigitizeIQ, LLC
Surge Cryptocurrency Mining, Inc.
Surge Logics Inc
True Wireless, Inc.